UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 20, 2012

REPLIGEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-14656	04-2729386
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 Seyon Street, Bldg. 1, Suite 100, Waltham, MA		02453
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (781) 250-0111

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2012, Repligen Corporation (the “Company”) announced that Jonathan I. Lieber would be appointed Chief Financial Officer, Treasurer and principal financial officer of the Company, effective September 20, 2012 (the “Start Date”).

Jonathan I. Lieber, age 43, has over 18 years of healthcare financial leadership and investment banking experience. He will be responsible for leading the Company’s financial activities, including financial strategy and risk management. Prior to joining the Company, from 2009-2012, Mr. Lieber held the position of Chief Financial Officer and Treasurer at Xcellerex, Inc., a supplier of bioprocessing products and disposable biomanufacturing technologies which was acquired in May 2012 by GE Healthcare. He was previously with Altus Pharmaceuticals, Inc. for seven years, and held the position of Chief Financial Officer and Treasurer from 2006-2009. Mr. Lieber holds a B.S. in business administration from Boston University and an M.B.A. in finance from New York University Stern School of Business.

In connection with his employment, the Company entered into a letter agreement, dated September 20, 2012 (the “Letter Agreement”) which sets forth certain terms of Mr. Lieber’s employment. There are no other arrangements or understandings between Mr. Lieber and any other persons pursuant to which he was selected as the Company’s Chief Financial Officer, Treasurer and principal financial officer. Additionally, there are no transactions involving the Company and Mr. Lieber that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Pursuant to the terms of the Letter Agreement, Mr. Lieber will receive an annual base salary of $300,000 and he will be eligible to receive an annual performance bonus under the Company’s Executive Incentive Compensation Plan. The Company will target such bonus at up to 35% of Mr. Lieber’s annual base salary; however, the actual bonus percentage is discretionary and will be subject to the Board of Directors’ assessment of Mr. Lieber’s performance as well as general business conditions at the Company.

The Letter Agreement further provides that the Board of Directors will grant Mr. Lieber an incentive stock option to purchase 110,000 shares of the Company’s common stock (the “Option Grant”) under the Company’s 2012 Stock Option and Incentive Plan (the “Plan”). Twenty percent (20%) of the Option Grant will vest and become exercisable on the first, second, third, fourth and fifth anniversaries of the date of grant. The Letter Agreement also provides that the Board of Directors will grant Mr. Lieber an inducement equity award outside of the Plan, in accordance with NASDAQ Listing Rule 5635(c)(4), for 15,000 shares of restricted stock which will vest in full on the first anniversary of the Start Date. Mr. Lieber will be eligible to participate in all customary employee benefit plans or programs of the Company generally available to the Company’s full-time employees and/or executive officers.

Additionally, the Letter Agreement provides that Mr. Lieber’s employment with the Company is at will and may be terminated by either party at any time with or without notice and for any or no reason or cause. In the event Mr. Lieber’s employment is terminated without cause, Mr. Lieber will be entitled to receive severance pay equal to six months of his base salary in effect as of the termination date (less required deductions and withholdings) to be paid in the form of salary continuation on the Company’s standard payroll dates following the termination date. Mr. Lieber will also receive a continuation of group health insurance coverage through COBRA for a period of six months with the cost of such benefits to be shared in the same relative proportion by the Company and Mr. Lieber as in effect on the date of termination.

The foregoing description of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

On September 20, 2012, the Board of Directors of the Company approved the replacement of William J. Kelly as the Company’s Chief Financial Officer, Treasurer and principal financial officer, effective upon the commencement of Mr. Lieber’s employment as further described above in this Current Report on Form 8-K. Mr. Kelly will remain with the Company and serve as the Company’s Chief Accounting Officer and principal accounting officer.

Item 8.01. Other Events.

On September 21, 2012, the Company issued a press announcing Mr. Lieber’s appointment as Chief Financial Officer of the Company. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Letter Agreement, dated as of September 20, 2012, by and between Repligen Corporation and Jonathan I. Lieber.

99.1	Press Release by Repligen Corporation, dated September 21, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPLIGEN CORPORATION

Date: September 21, 2012	By:	/s/ Walter C. Herlihy
Walter C. Herlihy
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Letter Agreement, dated as of September 20, 2012, by and between Repligen Corporation and Jonathan I. Lieber.

99.1	Press Release by Repligen Corporation, dated September 21, 2012.